UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hercules Technology Growth Capital, Inc.

(Name of Registrant as Specified in Its Charter)

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Commencing on June 10, 2015, Hercules Technology Growth Capital, Inc. sent the following communication to certain stockholders

June 10, 2015

We would like to highlight the following to assist in your review of our 2015 Proxy Statement (the “Proxy Statement”) in connection with your consideration of the following matters presented in the Proxy Statement.

Proposal 2 – Advisory Vote on Named Executive Officer Compensation

Our board recommends that you vote “FOR” the advisory resolution regarding our 2014 named executive officer compensation. We would like to highlight the following to assist you in connection with your consideration of this proposal.

We believe our compensation actions illustrate an alignment between the compensation of our named executive officers (“NEOs”) and our performance during 2014. In addition to the individual contributions of our NEOs to our performance, the compensation paid to our NEOs for 2014 was determined in light of our financial performance during 2014. Our compensation committee considered the following aspects of our performance in connection with its determination of 2014 NEO compensation:

Superior relative performance

•  Three-Year Average Total Shareholder Return: We outperformed the majority of our Peer Group (as defined in the Proxy Statement) by generating an average total shareholder return of 93.6% over three years, compared to an average of 34.6% for our Peer Group.

•  2014 Total Shareholder Return: We successfully navigated trends affecting our business and outperformed more than 84% of our Peer Group with respect to 2014 total shareholder return.

•  2014 Return on Average Equity: We generated a 10.9% return on average equity, outperforming 90% of our Peer Group.

•  2014 Return on Average Assets: We exceeded the performance of 83% of our Peer Group by generating a 6.0% return on average assets.

Record levels of new commitments and fundings

•  Total Investment Assets: Our total investment assets at fair value increased by 12.1% year-over-year to $1.02 billion as of December 31, 2014.

•  Record Total New Commitments: Our 2014 total new debt and equity commitments reached a record level of $904.8 million, a 28.3% increase from the prior year.

•  Record Total New Fundings: During 2014, we had record total new fundings of $621.3 million, up 25.5% from the prior year.

Strong liquidity position	We ended 2014 with $377.1 million in available liquidity, including $227.1 million in cash and $150.0 million in available credit facilities.

Our total compensation expense for 2014 was below the median of our Peer Group. When sizing our cash bonus pool and allocating bonus awards, our compensation committee evaluated the total compensation paid to our NEOs and other employees against the expense ratios of other business development companies. With respect to 2014, our compensation committee considered company-wide compensation expense as a percentage of average assets among our Peer Group. Based on this measure, our 2014 compensation expense was below the 25th percentile of our Peer Group.

As a Business Development Company, the 1940 Act limits our ability to implement a non-equity incentive plan or cash incentive plan. We are regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (including related rules, the “1940 Act”). As a BDC, we are required to comply with certain regulatory requirements that limit our ability to implement non-equity incentive plans (i.e., cash incentive plans) that would restrict the discretion and decision-making authority of our compensation committee.

In particular, the 1940 Act provides that we may maintain either an equity incentive plan or a cash incentive plan. We believe that equity incentives strongly align the interests of our stockholders with our executive officers and other employees, and we implemented an equity incentive plan in 2004. Accordingly, given our equity incentive plan, the 1940 Act prohibits us from also implementing a cash incentive plan that restricts our compensation committee’s discretion in the final determination of cash incentive awards.

Proposal 3 – Amendment of our 2004 Equity Incentive Plan to Increase Authorized Shares

Our board recommends that you vote “FOR” the approval of an amendment to our 2004 Equity Plan Incentive Plan (the “Equity Plan”) to increase the number of shares of common stock authorized for issuance under the plan by 4,000,000 shares. Following this increase, a total of 4,103,996 shares will be available for future grants under the Equity Plan, representing approximately 5.64% of our shares outstanding as of April 15, 2015. We would like to highlight the following to assist you in connection with your consideration of this proposal.

As a BDC, the 1940 Act constrains our ability to implement certain plan features and to amend our Equity Plan. As further discussed in the Proxy Statement, our Equity Plan is administered pursuant to specific exemptive relief granted by the SEC. We believe the current structure of our Equity Plan reflects the terms and plan provisions currently permitted for an internally-managed BDC under the 1940 Act.

We have never engaged in cash buyouts of underwater stock options, and we have never repriced underwater stock options. Also, the majority of our equity awards have been made in the form of restricted stock awards, and we do not anticipate any future need to buyout or reprice underwater stock options. Further, the 1940 Act restricts our ability to buyout or reprice underwater stock options.

Dilution resulting from our Equity Plan is mitigated by anticipated future issuances under our 2006 Non-Employee Director Plan. Under our 2006 Non-Employee Director Plan, we have authorized for issuance up to 1,000,000 shares of common stock, of which 793,333 shares were available for issuance as of April 15, 2015. Since the inception of our 2006 Non-Employee Director Plan, we have issued awards relating to 206,667 shares of common stock. Adjusting for the increase in the size of our board, we currently anticipate issuing awards relating to 90,000 shares of common stock through the end of the term of the 2006 Non-Employee Director Plan. Accordingly, we believe approximately 703,333 shares of common stock authorized for issuance under the 2006 Non-Employee Director Plan will remain unissued at the time the plan expires.

Proposal 4 – Authorization to Sell or Otherwise Issue Up to 20% of Our Common Stock at a Net Price Below our Then-Current Net Asset Value

Our board recommends that you vote “FOR” the authorization to sell or otherwise issue up to 20% of our common stock at a net price below our then-current net asset value (“NAV”). Without the approval of a majority of our common stockholders to sell stock at prices below our current NAV, we would be precluded from selling shares of our common stock to raise capital during periods where the market price for our common stock is below our then-current NAV, and we may be precluded from selling shares when the market price for our common stock is not sufficiently above our then-current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than our then-current NAV. We believe that having the flexibility to issue our common stock below NAV in certain instances will benefit all of our stockholders.

If this proposal is approved, we do not anticipate selling our common stock below our NAV unless we have identified investment opportunities that our board, including a majority of the disinterested directors, as defined in the 1940 Act, reasonably believes will lead to a long-term increase in NAV.

FURTHER INFORMATION REGARDING THE MATTERS DESCRIBED ABOVE IS PROVIDED IN OUR PROXY STATEMENT, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2015.